Exhibit 4.2

2000 CITY NATIONAL BANK

EXECUTIVE DEFERRED COMPENSATION PLAN

(Amended and Restated for Plan Years 2004/05 and Later

Effective on November 1, 2017)

2000 City National Bank

Executive Deferred Compensation Plan

(Amended and Restated for Plan Years 2004/05 and Later

Effective on November 1, 2017)

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ARTICLE VII ADMINISTRATION		24

7.1	COMMITTEE ACTION	24

7.2	POWERS AND DUTIES OF THE COMMITTEE	24

7.3	CONSTRUCTION AND INTERPRETATION	24

7.4	INFORMATION	25

7.5	COMPENSATION, EXPENSES AND INDEMNITY	25

7.6	QUARTERLY STATEMENTS	25

7.7	CLAIMS PROCEDURE	25

ARTICLE VIII MISCELLANEOUS		27

8.1	UNSECURED GENERAL CREDITOR	27

8.2	RESTRICTION AGAINST ASSIGNMENT	27

8.3	WITHHOLDING	27

8.4	AMENDMENT, MODIFICATION, SUSPENSION OR TERMINATION	27

8.5	GOVERNING LAW	28

8.6	RECEIPT OR RELEASE	28

8.7	PAYMENTS ON BEHALF OF PERSONS UNDER INCAPACITY	28

8.8	HEADINGS, ETC. NOT PART OF AGREEMENT	28

8.9	SECTION 409A OF THE CODE	28

8.10	DOMESTIC RELATIONS ORDERS	29

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2000 City National Bank

Executive Deferred Compensation Plan

(Amended and Restated for Plan Years 2004/05 and Later

Effective on November 1, 2017)

This 2000 City National Bank Executive Deferred Compensation Plan (the “Plan”), established by City National Bank effective as of January 1, 2000, to provide a tax-deferred capital accumulation opportunity to a select group of management and highly compensated employees through deferral of salary, bonuses and/or commissions, and subsequently amended on several occasions, was amended and restated for Plan Years 2004/05 and later effective on January 1, 2009. The principal purpose of the 2009 amendment and restatement was to bring the Plan into compliance with Section 409A of the Code and the Treasury Regulations issued thereunder. The Plan was amended and restated effective January 1, 2012, and further amended on September 1, 2014, August 25, 2015, November 1, 2015 and September 1, 2016. The principal purpose of the 2012 amendment and restatement was to reflect certain plan amendments and to provide for the deferral of cash-settled restricted stock unit awards, cash-settled performance share unit awards and cash-settled performance unit awards. The principal purpose of the 2014 amendment was to allow for subsequent deferrals of certain payment eligibility dates and to allow for diversification of amounts invested in the CNC Stock Fund following a change in control. The principal purpose of the August 2015 amendment was to allow up to two subsequent deferral elections and to allow for payments of deferred compensation to begin ten years after termination of employment. The principal purpose of the November 2015 amendment and restatement was to reflect the change in control transaction reflected in the Agreement and Plan of Merger, dated as of January 22, 2015 (the “Merger Agreement”) by and between City National Corporation and Royal Bank of Canada and RBC USA Holdco Corporation. The principal purpose of the September 2016 amendment and restatement was to provide for the deferral of amounts payable under the City National Rochdale Long-Term Performance Incentive Plan (the “Rochdale Plan”). The Plan is hereby further amended effective November 1, 2017 to address the treatment of deferral elections of transferred employees. All amounts which were deferred and vested under this Plan on December 31, 2004, together with earnings on such amounts (collectively “Grandfathered Amounts”), are intended to be grandfathered under Section 409A of the Code. The Grandfathered Amounts shall not be subject to the terms of the 2009 amendment and restatement, the 2012 amendment and restatement, the 2014 amendment, the 2015 amendment and restatement, the 2016 amendment and restatement or this 2017 amendment, but rather to the terms of the Plan as in effect immediately prior to January 1, 2009. No prior amendments to the Plan subsequent to October 3, 2004 provided any new material benefits or rights or any material enhancement of any existing benefits or rights under the Plan with respect to the Grandfathered Amounts.

ARTICLE I

TITLE AND DEFINITIONS

1.1	Title.

This Plan shall be known as the 2000 City National Bank Executive Deferred Compensation Plan.

1.2	Definitions.

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

“2012 Cash-Settled Equity Award” shall mean any Cash-Settled Equity Award granted in Plan Year 2012 and determined to be eligible for deferral by the Committee.

“2012 Cash-Settled Equity Subaccount” shall mean the subaccount of a Participant’s Deferral Account established to separately account for any 2012 Cash-Settled Equity Award deferred (and earnings or losses thereon), regardless of the Plan Year(s) in which such 2012 Cash-Settled Equity Award is scheduled to vest.

“2015 CIC Subaccount” shall mean the subaccount of a Participant’s Deferral Account established to separately account for the Prior CIC Agreement Payment deferred (and earnings or losses thereon).

“Account” shall mean a Participant’s Deferral Account.

“Affiliate” shall mean (a) each corporation which is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code, substituting the language “at least 20 percent” for “at least 80 percent” each place it appears in Section 1563(a)(1), (2) and (3) of the Code) of which Bank is a component member and (b) each entity (whether or not incorporated) which is under common control with Bank, as such common control is defined in Section 414(c) of the Code and the Treasury Regulations issued thereunder, substituting the language “at least 20 percent” for “at least 80 percent” each place it appears in Section 1.414(c)-2 of the Treasury Regulations.

“Bank” shall mean City National Bank (or any successor corporation) and/or its Affiliates.

“Beneficiary” or “Beneficiaries” shall mean the person or persons last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder (other than those benefits set forth in Section 6.5) in the event of the Participant’s death. No beneficiary designation shall become effective until it is filed with the Bank or its agent. If there is no Beneficiary designation in effect, or if there is no surviving designated Beneficiary, then the Beneficiary or Beneficiaries shall be, in order of priority: (a) the Participant’s surviving spouse, (b) if the Participant is not survived by a spouse, the revocable living trust established by the Participant during his or her lifetime, (c) the Participant’s children, per stirpes; or (d) the Participant’s estate. The filing of a new beneficiary designation will cancel all beneficiary designations previously filed. Any finalized divorce of a Participant subsequent to the date of filing of a beneficiary designation shall revoke such designation unless the previous spouse was not designated as the Beneficiary. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead shall be paid (i) to that person’s living parent(s) to act as custodian, (ii) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (iii) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the

Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

“Board of Directors” shall mean the board of directors of the Bank.

“Bonus” shall mean any bonus payable to a Participant under any formal cash incentive compensation program maintained by the Bank and determined to be eligible for deferral by the Committee (after giving effect to any mandatory deferrals pursuant to the Rochdale Plan for the applicable Plan Year beginning with Plan Year 2016) in addition to the Participant’s Salary.

“Cash-Settled Equity Awards” shall mean any Cash-Settled RSU Awards, Cash-Settled Performance Share Units or Cash-Settled Performance Units and Deferred Share Units.

“Cash-Settled Performance Share Unit Awards” shall mean any cash-settled award of Performance Share Units (as defined in the CNC Omnibus Plan) granted pursuant to the CNC Omnibus Plan and any dividend equivalent units credited thereon.

“Cash-Settled Performance Unit Awards” shall mean any cash-settled award of Performance Units (as defined in the CNC Omnibus Plan) granted pursuant to the CNC Omnibus Plan.

“Cash-Settled RSU Awards” shall mean any cash-settled award of Restricted Stock Units (as defined in the CNC Omnibus Plan) granted pursuant to the CNC Omnibus Plan and any dividend equivalent units credited thereon (including but not limited to 2012 Cash-Settled Equity Awards).

“Change in Control Event” shall mean the occurrence of any of the following:

(1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of Common Stock any of Parent, Holdco or Bank (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of any of Parent, Holdco or Bank entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this sub-section (1), the following acquisitions shall not constitute a Change in Control Event: (i) any acquisition directly from Parent, Holdco or Bank; (ii) any acquisition by Parent, Holdco or Bank; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Parent or any corporation controlled by Parent, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph (2); or

(2) Individuals who, as of the Merger Effective Time, constitute the Board of Directors of Parent (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of Parent; provided, however, that any individual becoming a director subsequent to the Merger Effective Time whose election, or nomination for election by the Parent’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or contest by or on behalf of a person other than the Board of Directors of Parent; or

(3) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Parent, Holdco or Bank (a “Business Combination”), in each case, unless, following such Business Combination (i) all or substantially all of the individuals and entities who were the beneficial owners respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially owned, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Parent, Holdco or Bank or all or substantially all of Parent’s, Holdco’s or Bank’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan or related trust of Parent, Holdco or Bank or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(4) Approval by the shareholders of Parent, Holdco or Bank of a complete liquidation or dissolution of Parent, Holdco or Bank, as applicable.

“CNC Omnibus Plan” shall mean the City National Corporation 2008 Omnibus Plan (or any successor plan).

“CNB Profit Sharing Plan” shall mean the City National Bank Profit Sharing Plan, as amended from time to time.

“CNC Stock” shall mean shares of City National Corporation Common Stock.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commissions” shall mean any commissions payable to a Participant (after giving effect to any mandatory deferrals by City National Rochdale, LLC for the applicable Plan Year beginning with Plan Year 2016).

“Committee” shall mean the Bank’s Benefits Committee.

“Compensation” shall mean the Salary, Bonus, Commissions, Rochdale Deferrals and/or Cash-Settled Equity Awards that the Participant is entitled to for services rendered to City National Bank or any Participating Employer.

“Corporation” or “CNC” shall mean City National Corporation.

“Deferral Account” shall mean the bookkeeping account maintained by the Committee for each Participant that is credited with amounts equal to (a) the portion of the Participant’s Salary that he or she elects to defer, (b) the portion of the Participant’s Bonus that he or she elects to defer, (c) the portion of the Participant’s Commissions that he or she elects to defer, (d) the portion of the Participant’s Rochdale Deferrals that he or she elects to defer, (e) the portion of the Participant’s Cash-Settled Equity Awards that he or she elects to defer, (f) the Participant’s Rollover Amount, if any, (g) the Profit Sharing Make-Up Contributions made on behalf of the Participant, (h) the Participant’s Prior CIC Agreement Payment and (i) earnings or losses pursuant to Section 4.1.

“Deferred Share Units” shall mean any cash-settled award of restricted share units or other cash-settled equity-based or equity-related awards granted pursuant to the RBC Omnibus Plan.

“Disability” shall mean an incapacity which has rendered the Participant eligible to commence receiving benefits under the Bank’s long-term disability plan and which constitutes a “disability” under Section 1.409A-3(i)(4) of the Treasury Regulations.

“Earnings Rate” shall mean, for each Fund, an amount equal to the net rate of gain or loss on the assets of such Fund during each business day.

“Eligible Employee” shall mean each officer of the Bank at the Senior Vice President level or above that is regularly scheduled to work thirty (30) or more hours per week or any other member of a select group of management and highly compensated employees of the Bank or its Affiliates that the Committee designates; provided, however, that no individual shall be an Eligible Employee until the first day of the calendar month coinciding with or following the date on which the individual first became such an officer or a member of such group. Notwithstanding the foregoing, (i) no employee of any Affiliate shall be an Eligible Employee unless such Affiliate has been designated as a Participating Employer and (ii) once an Eligible

Employee transfers employment to an Affiliate that is not designated as a Participating Employer, such individual shall no longer be an Eligible Employee as of the effective day of such transfer.

“Employment Agreement” shall mean that certain Employment Agreement between a Participant and Parent, dated January 22, 2015, entered into in connection with the transactions contemplated by the Merger Agreement.

“Fund” or “Funds” shall mean one or more of the investment funds or portfolios selected by the Committee pursuant to Section 3.2(b).

“Grandfathered Amounts” shall mean all amounts which were deferred and vested under this Plan on December 31, 2004, together with earnings on such amounts.

“Holdco” shall mean RBC USA Holdco Corporation.

“Initial Election Period” for an Eligible Employee shall mean the thirty-day period beginning on the date on which an individual first becomes an Eligible Employee.

“Parent” shall mean Royal Bank of Canada.

“Participant” shall mean (a) any Eligible Employee who elects to defer Compensation in accordance with Section 3.1 and complies with the requirements of Section 2.1 and (b) any individual who is credited with a Rollover Amount pursuant to Section 4.2; and such Eligible Employee or individual shall remain a Participant until all amounts credited to his or her Deferral Accounts under the Plan have been distributed or forfeited.

“Participating Employer” shall mean any Affiliate designated by the Committee as eligible to participate in the Plan.

“Payment Eligibility Date” shall mean the date elected by the Participant pursuant to Section 3.1(h).

“Plan” shall mean the 2000 City National Bank Executive Deferred Compensation Plan set forth herein, now in effect, or as amended from time to time.

“Plan Year” shall mean the 12 consecutive month period beginning on January 1 and ending the following December 31.

“Plan Year Subaccounts” shall mean subaccounts of a Participant’s Deferral Account established to separately account for Compensation (other than a 2012 Cash-Settled Equity Award) deferred (and earnings or losses thereon) for each Plan Year in which a Participant participates in the Plan and for any Rollover Amounts. For the avoidance of doubt, the percentage of any Rochdale Deferral that a Participant elects to defer shall be credited to the Plan Year Subaccount for the Plan Year that corresponds to the LTPIP Year (as defined in the Rochdale Plan) to which such Rochdale Deferral relates, regardless of the Plan Year(s) in which such Rochdale Deferral is scheduled to vest. For the avoidance of doubt, the percentage of any Cash-Settled Equity Award (other than a 2012 Cash-Settled Equity Award) that a Participant elects to defer shall be credited to the Plan Year Subaccount for the Plan Year in which such Cash-Settled Equity Award is granted, regardless of the Plan Year(s) in which such Cash-Settled Equity Award is scheduled to vest.

“Prior CIC Agreement Payment” shall mean the amount deferred pursuant to Section 4(h) of the Employment Agreement.

“Prior Plan” shall mean the City National Bank Executive Deferred Compensation Plan.

“Profit Sharing Make-Up Contribution” shall mean an employer contribution made in accordance with Section 4.3.

“RBC Omnibus Plan” shall mean the Royal Bank of Canada U.S. Omnibus Share Plan (or any successor plan).

“RBC Stock” shall mean shares of Royal Bank of Canada Common Stock.

“Rochdale Deferral” shall mean the cash amount payable in respect of a Participant’s LTPIP Year Subaccount (as defined in the Rochdale Plan) pursuant to the Rochdale Plan and any Employer Contribution (as defined in the Rochdale Plan) granted in the form of units pursuant to the Performance Deferred Share Unit Program (United States) under the Royal Bank of Canada U.S. Omnibus Share Plan, or any successor plan in respect of the corresponding LTPIP Year.

“Rollover Amount” shall mean the amount determined in accordance with Section 4.2.

“Salary” shall mean the Participant’s base salary.

“Separation from Service” shall mean a “separation from service” within the meaning of Section 409A of the Code, as determined by the Committee in accordance with Section 1.409A-1(h) of the Treasury Regulations. For purposes of determining whether a Separation from Service has occurred, a Participant shall be considered to have separated from service as an employee when the facts and circumstances indicate that the Participant and the Bank reasonably anticipate that either (i) no further services will be performed for the Bank (including any Affiliates) after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Bank (including any Affiliates) after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Bank if the Participant has been providing services to the Bank less than 36 months).

ARTICLE II

PARTICIPATION

2.1	Participation.

(a) Generally. An Eligible Employee shall become a Participant in the Plan by (i) electing to defer Compensation in accordance with Section 3.1, (ii) if required by the Committee,

filing a life insurance application form along with his or her deferral election form, and (iii) satisfying any medical underwriting requirement established by the Committee.

(b) Participants with Split-Dollar Life Insurance Agreements. Notwithstanding the foregoing, unless the Committee provides otherwise, an Eligible Employee who has entered into a Split-Dollar Life Insurance Agreement with the Corporation must execute an “Agreement for Transfer of Policy and Termination of Split-Dollar Life Insurance Agreement” in order to defer Compensation under this Plan. Notwithstanding anything contained herein to the contrary, (i) if an Eligible Employee is allowed to defer Compensation under this Plan without executing an “Agreement for Transfer of Policy and Termination of Split-Dollar Life Insurance Agreement” (a “Policy Transfer Agreement”), then no portion of such Participant’s account balance under the Prior Plan shall be transferred to his or her Account under this Plan and (ii) if an Eligible Employee is allowed to defer Compensation under this Plan prior to executing a Policy Transfer Agreement, then no portion of such Participant’s account balance under the Prior Plan shall be transferred to his or her Account under this Plan until such Participant executes a Policy Transfer Agreement.

(c) Duration of Participation. Subject to Sections 3.1(d), (e) and (f), any deferral election of a Participant who ceases to be an Eligible Employee shall terminate effective as of December 31 of the Plan Year in which such cessation occurs (but shall apply to any Compensation earned during such Plan Year that becomes payable following the end of such Plan Year and shall apply to any Cash-Settled Equity Awards deferred during such Plan Year or any prior Plan Year for which vesting occurs at any time following the end of the Plan Year in which such Participant ceases to be an Eligible Employee). For the avoidance of doubt, (i) any Salary, Commission or Bonuses paid by an Affiliate other than City National Bank or a Participating Employer and (ii) any Rochdale Deferrals or Cash-Settled Equity Awards granted once the Participant is no longer an Eligible Employee shall not be eligible for deferral pursuant to this Plan.

ARTICLE III

DEFERRAL ELECTIONS

3.1	Elections to Defer Compensation.

(a) Initial Election Period. Subject to Section 2.1, each Eligible Employee may elect to defer Compensation by filing with the Bank or its agent an election that conforms to the requirements of this Section 3.1, using a form, method, or process approved by the Committee, no later than the last day of his or her Initial Election Period. Such election shall be irrevocable as of the date it is filed with the Bank or its agent. An Eligible Employee who terminates employment and who is subsequently reemployed by the Bank, or who ceases to be an Eligible Employee and is subsequently reinstated as an Eligible Employee as a result of changes in the employee’s duties or title or otherwise, shall not be entitled to make an election pursuant to this Section 3.1(a) as a result of such reemployment or reinstatement.

(b) General Rule. The amount of Compensation which an Eligible Employee may elect to defer is as follows, subject to the limitations in Section 3.1(d), if applicable:

(i) Any percentage or dollar amount of Salary up to 75%;

(ii) Any percentage or dollar amount of Bonus up to 100%;

(iii) Any percentage or dollar amount of Commissions up to 100%;

(iv) Any percentage or dollar amount of Rochdale Deferrals up to 100%; and/or

(v) Any percentage of Cash-Settled Equity Awards up to 100% (which percentage need not be the same for each grant of a Cash-Settled Equity Award).

provided, however, that no election shall be effective to reduce the Compensation paid to an Eligible Employee for a calendar year to an amount which is less than the amount that the Bank is required to withhold from such Eligible Employee’s Compensation for such calendar year for purposes of federal, state and local (if any) income tax and employment tax (including Federal Insurance Contributions Act (FICA) tax withholding), as permitted by Section 1.409A-3(j)(4)(vi) of the Treasury Regulations.

(c) Minimum Deferrals. [Intentionally Omitted.]

(d) Effect of Initial Election. The amount of Salary, Commissions and/or Bonus deferred pursuant to an election made during the Initial Election Period shall not exceed (i) with respect to Salary, the amount of Salary earned during the first full pay period beginning after the date on which the Participant’s election to defer Compensation is filed with the Bank or its agent and paid by City National Bank or any Participating Employer and each subsequent pay period beginning in the same Plan Year; (ii) with respect to Commissions, the amount of Commissions paid by City National Bank or any Participating Employer during the first full pay period beginning after the date on which the Participant’s election to defer Compensation is filed with the Bank or its agent and each subsequent pay period beginning in the same Plan Year; (iii) with respect to Bonus, a portion of the Bonus paid by City National Bank or any Participating Employer with respect to services performed during the performance period which ends in the Plan Year for which the election is made determined by multiplying the amount of such Bonus by the ratio of (A) the number of calendar days remaining in the period to which the Bonus relates after the date on which the Participant’s election is filed with the Bank or its agent over (B) the total number of calendar days the Participant is employed by City National Bank or any Participating Employer during the period to which the Bonus relates. No Rochdale Deferral or Cash-Settled Equity Award may be deferred pursuant to an Initial Election. Cash Settled Equity Awards may be deferred pursuant to Section 3.1(e).

(e) Elections other than Elections during the Initial Election Period. Subject to the requirements of Section 2.1, any Eligible Employee may participate for any Plan Year by filing an election, using a form, method, or process approved by the Committee, to defer Compensation as described in paragraph (b) above. An election to defer Compensation for a Plan Year must be filed on or before October 31 of the preceding Plan Year, or such other date as the Bank establishes, which date shall be no later than December 31 of the preceding Plan Year, and will be effective for (i) Salary earned and paid by City National Bank or any Participating Employer during pay periods beginning on or after January 1 of the Plan Year for which the election applies, (ii) Bonus earned and paid by City National Bank or any Participating Employer during the performance period which ends on or after January 1 of the Plan Year for which the election applies, (iii) Commissions paid by City National Bank or any Participating Employer during pay periods beginning on or after January 1 of the Plan Year for which the election applies, (iv) Rochdale Deferrals granted while the Participant is an Eligible Employee and relating to the LTPIP Year beginning on or after January 1 of the Plan Year for which the election applies, regardless of the Plan Year(s) in which such Rochdale Deferral is scheduled to vest; and (v) Cash-Settled Equity Awards granted while the Participant is an Eligible Employee on or after January 1 of the Plan Year for which the election applies, regardless of the Plan Year(s) in which such Cash-Settled Equity Awards are scheduled to vest. A Participant may make a separate in-service distribution election applicable to his or her Cash-Settled Equity Award for a Plan Year in accordance with Section 3.1(g).

(f) Duration of Deferral Elections. Any election made under this Plan to defer Salary and/or Commissions shall apply only to Salary payable with respect to services performed during the Plan Year for which the election is made that is paid by City National Bank or any Participating Employer and/or to Commissions paid by City National Bank or any Participating Employer during the Plan Year for which the election is made. Any election made under this Plan to defer Bonus shall apply only to Bonus payable with respect to services performed for the fiscal year ending during the Plan Year for which the election is made that is paid by City National Bank or any Participating Employer. Any election made under this Plan to defer Rochdale Deferrals shall only apply to Rochdale Deferrals relating to the LTPIP Year corresponding to the Plan Year for which the election is made and granted while the Participant is an Eligible Employee. Any election made under this Plan to defer Cash-Settled Equity Awards shall apply only to Cash-Settled Equity Awards granted while the Participant is an Eligible Employee during the Plan Year for which the election is made. For each subsequent Plan Year, a Participant who remains an Eligible Employee may make a new election, subject to the limitations set forth in this Section 3.1, to defer a percentage of his or her Compensation.

(g) In-Service Distributions. At the time of making an election to defer Salary, Commissions and/or Bonus for a Plan Year pursuant to this Section 3.1, a Participant may elect (using a form, method, or process approved by the Committee) to receive an in-service distribution of the amount deferred under such election, together with earnings or losses credited with respect to such amounts pursuant to Article IV, in a lump sum payment, or in annual installments over 2, 3, 4, or 5 years, paid or commencing within 90 days following any January 1 that occurs after the second anniversary of the last day of the Plan Year in which the amount deferred was earned. At the time of making an election to defer any Rochdale Deferral for a Plan Year pursuant to this Section 3.1, a Participant may elect (using a form, method, or process approved by the Committee) to receive an in-service distribution of the amount deferred under such election, together with earnings or losses credited with respect to such amounts pursuant to Article IV, in a lump sum payment, or in annual installments over 2, 3, 4, or 5 years, paid or commencing within 90 days following any January 1 that occurs after the last day of the Plan Year in which the vesting under the Rochdale Plan occurs. At the time of making an election to defer any Cash-Settled Equity Award for a Plan Year pursuant to this Section 3.1 or any 2012 Cash-Settled Equity Award, a Participant may elect (using a form, method, or process approved by the Committee) to receive an in-service distribution of the amount deferred under such election, together with earnings or losses credited with respect to such amounts pursuant to Article IV, in a lump sum payment, or in annual installments over 2, 3, 4, or 5 years, paid or commencing within 90 days following any January 1 that occurs after the last day of the Plan Year in which the final vesting installment of the applicable Cash-Settled Equity Award occurs. In addition, each Participant who has a Rollover Amount credited to his or her Account pursuant to Section 4.2 shall be permitted to elect, on or before December 31, 1999, to receive an in-service distribution of such Rollover Amount, together with earnings or losses, within 90 days following January 1 of 2003 or any later year. A Participant who has timely elected an in-service distribution in accordance with this Section 3.1(g) may subsequently elect to defer the year of any such in-service distribution or to change the form of an in-service distribution by filing an election with the Bank or its agent, using a form, method, or process approved by the Committee, at least one year prior to the first day of the previously elected in-service distribution year; provided that pursuant to such election, the in-service distribution is deferred to the 90-day period following any subsequent January 1 that is at least five years from the prior scheduled distribution date; provided further, that such election may not take effect until at least 12 months after the date on which the election is made. The election to defer the year of an in-service distribution may be made no more than twice for any Cash-Settled Equity Awards deferred for each Plan Year (including 2012 Cash-Settled Equity Awards) and no more than twice for all other Compensation deferred for each Plan Year. If a Participant elects an in-service distribution but fails to specify the form of payment, the Participant will be deemed to have elected a lump sum payment. If a Participant fails to make a distribution election under this Section 3.1 (g) for a Plan Year or for any 2012 Cash-Settled Equity Award, or fails to specify the year in which the in-service distribution shall be made, the Compensation deferred for that Plan Year or for such 2012 Cash-Settled Equity Award shall be distributed as set forth in Section 6.1(b).

(h) Elections for Alternative Time and Form of Distribution. At the time of making an election to defer Compensation for a Plan Year or a 2012 Cash-Settled Equity Award pursuant to this Section 3.1, a Participant may elect (using a form, method, or process approved by the Committee) an alternative time or form of benefit for distribution of the Compensation deferred for that Plan Year or such 2012 Cash-Settled Equity Award pursuant to Section 6.1(b), as follows:

(i)	The Participant may elect one of the following Payment Eligibility Dates:

(A)	The first day of the first calendar quarter following the calendar quarter in which the Participant has a Separation from Service, incurs a Disability or dies;

(B)	January 1 of the first calendar year following the calendar year in which the Participant has a Separation from Service, incurs a Disability or dies;

(C)

January 1 of any one of the second, third, fourth, fifth, or sixth calendar years following the calendar year in which the Participant has a Separation from Service, incurs a Disability or dies (which may otherwise be described in any enrollment forms or materials as the January that is 1-5 years following termination of employment, or 1-5 years following the anniversary of termination of employment); or

(D)

January 1 of the eleventh calendar year following the calendar year in which the Participant has a Separation from Service, incurs a Disability or dies (which may otherwise be described in any enrollment forms or materials as the January that is 10 years following termination of employment, or 10 years following the anniversary of termination of employment).

(ii)	The Participant may elect one of the following forms of benefit:

(A)	A lump sum payment; or

(B)	Payment in 20, 40, or 60 substantially equal quarterly installments.

Subject to the provisions of Section 6.1(b), this election will apply to the Compensation deferred for such Plan Year and any 2012 Cash-Settled Equity Award if (x) the Participant does not elect an in-service distribution with respect to such deferred Compensation or such 2012 Cash-Settled Equity Award pursuant to Section 3.1(g) or (y) the Participant elects an in-service distribution but the Participant’s Separation from Service, Disability or death occurs prior to commencement of such in-service distribution. If the Participant does not elect a Payment Eligibility Date, the Participant will be deemed to have elected the Payment Eligibility Date set forth in clause (i)(A) of this Section 3.1(h). If the Participant does not elect a form of benefit, the Participant will be deemed to have elected a lump sum payment.

A Participant who has elected a Payment Eligibility Date set forth in clauses (i)(A), (i)(B) (i)(C) or (i)(D) of this Section 3.1(h) may make an election to change the Payment Eligibility Date to the date that is five years following the applicable Payment Eligibility Date or to the

January 1 following such date, in each case by filing an election with the Bank or its agent, using a form, method, or process approved by the Committee, at least one year prior to the applicable Payment Eligibility Date; provided such election may not take effect until at least 12 months after the date on which the election is made; and a Participant making such change may at the Participant’s option also concurrently change the form of benefit. The election to defer the year of Payment Eligibility Date may be made no more than twice for any Cash-Settled Equity Awards deferred for each Plan Year (including 2012 Cash-Settled Equity Awards) and no more than twice for all other Compensation deferred for each Plan Year. No change to an election made under this Section 3.1 (h) shall be permitted except as expressly permitted herein.

(i) Effect of Elections. Each distribution election under Section 3.1 (g) and Section 3.1 (h) shall apply only to the Compensation deferred for the Plan Year or any 2012 Cash-Settled Equity Award for which the election is made. For each subsequent Plan Year a Participant may make a separate election. Any election filed pursuant to this Section 3.1 shall be irrevocable for any one Plan Year or for the 2012 Cash-Settled Equity Award except to the extent provided in Section 3.1(g), Section 3.1(h), Section 6.1, Section 6.2 and Section 6.3.

3.2	Investment Elections.

(a) At the time of making each deferral election described in Section 3.1, the Participant shall designate, using a form, method, or process approved by the Committee, which Fund or Funds the Compensation deferred pursuant to such election will be deemed to be invested in for purposes of determining the amount of earnings or losses to be credited or debited to his or her Plan Year Subaccount or 2012 Cash-Settled Equity Subaccount that the Committee establishes pursuant to Section 4.1 to account for such deferred Compensation.

(b) In making the designation pursuant to this Section 3.2, the Participant must specify, in multiples of one (1), the percentage of his or her corresponding Plan Year Subaccount or 2012 Cash-Settled Equity Subaccount that shall be deemed to be invested in one or more Funds. A Participant may change the designation made under this Section 3.2 with respect to any or all of his or her Plan Year Subaccounts or 2012 Cash-Settled Equity Subaccount by filing an election, using a form, method, or process approved by the Committee. If a Participant fails to make an investment election for Compensation deferred in any Plan Year or for any 2012 Cash-Settled Equity Award, the Participant’s most recent investment election for future deferrals shall apply to the Plan Year Subaccount established for such Plan Year or to the 2012 Cash-Settled Equity Subaccount and each Plan Year Subaccount established with respect to any subsequent Plan Year Subaccount(s) until the Participant files an election with the Bank or its agent in accordance with the provisions of this Section 3.2 with respect to such Plan Year Subaccount(s) or the 2012 Cash-Settled Equity Subaccount. Notwithstanding the foregoing, if a Participant has not previously elected a Fund under this Section 3.2, he or she shall be deemed to have elected the money market option, or such other Fund that the Committee designates as the default fund for purposes of this Plan.

(c) The Committee shall select from time to time, in its sole discretion, the Funds (including the RBC Stock Fund) in which Compensation deferred under this Plan will be deemed to be invested. The Earnings Rate of each Fund shall be used to determine the amount of earnings or losses to be credited or debited to the Participant’s Deferral Account under Article

IV. The Bank reserves the right to change the Funds, and to increase or decrease the number of Funds, available as the Funds for purposes of this Plan.

(d) Notwithstanding the Participant’s ability to designate the Funds in which the Plan Year Subaccounts or the 2012 Cash-Settled Equity Subaccount of his or her Deferral Account shall be deemed to be invested, the Bank shall have no obligation to invest any funds in accordance with any Participant’s election. A Participant’s Deferral Account shall merely be a bookkeeping entry on the Bank’s books, and no Participant shall obtain any interest in any of the Funds. As of the Merger Effective Time, each stock unit credited to an Account that is deemed invested in the CNC Stock Fund shall be deemed to be invested in RBC Stock in accordance with the Merger Agreement.

(e) As of the Merger Effective Time, the “RBC Stock” Fund will be available under the Plan, subject to the following conditions and such other conditions as the Committee which administers the Plan may determine:

(i)

A Participant may designate, using a form, method, or process approved by the Committee, a percentage of his or her Plan Year Subaccount for any Plan Year, his or her 2012 Cash-Settled Equity Subaccount or his 2015 CIC Subaccount that shall be deemed to be invested in the RBC Stock Fund.

(ii)

For the avoidance of doubt, as of the Merger Effective Time, a Participant may invest in or diversify out of the RBC Stock Fund at any time by filing an election, using a form, method, or process approved by the Committee.

(iii)

Prior to the Merger Effective Time, (A) no in-service distribution election was permitted for any Plan Year Subaccount or the 2012 Cash-Settled Equity Subaccount if any portion of such Plan Year Subaccount or 2012 Cash-Settled Equity Subaccount was designated to be invested in the CNC Stock Fund and (B) the portion of any Plan Year Subaccount or 2012 Cash-Settled Equity Subaccount which was designated to be invested in the CNC Stock Fund will be distributed in a lump sum or installments following the Participant’s Separation from Service, Disability or death at the same time when other distributions are made from such Plan Year Subaccount or the 2012 Cash-Settled Equity Subaccount pursuant to the distribution elections made by the Participant in accordance with the provisions of the Plan. Following the Merger Effective Time, an in-service distribution election may be made at the time and manner set forth in Section 3.1(g) by a Participant for any Plan Year Subaccount for which all or any portion of such Plan Year Subaccount is designated to be invested in the RBC Stock Fund.

(iv)

The RBC Stock Fund will be measured in number of shares of RBC Stock. The number of shares of RBC Stock will be appropriately adjusted, as determined by the Committee, to reflect any stock splits, reverse stock splits, stock dividends, or similar events.

(v)	Shares in the RBC Stock Fund do not convey the rights to ownership of shares of RBC Stock and do not have voting rights. The Bank’s obligation with respect to the RBC Stock Fund is unfunded.

(vi)	All distributions from the RBC Stock Fund will be paid solely in cash.

(vii)	All cash dividends which are paid on RBC Stock held in the RBC Stock Fund will be deemed to be reinvested in the RBC Stock Fund.

ARTICLE IV

ACCOUNTS

4.1	Deferral Account.

The Committee shall establish and maintain a Deferral Account for each Participant under the Plan. The Deferral Account shall be divided into Plan Year Subaccounts to separately account for deferrals made for each Plan Year as well as a 2012 Cash-Settled Equity Subaccount, if applicable. A Participant’s Plan Year Subaccounts and 2012 Cash-Settled Equity Subaccount shall be divided into separate subaccounts (“investment subaccounts”), each of which corresponds to a Fund elected by the Participant pursuant to Section 3.2(a). A Participant’s Plan Year Subaccount for a Plan Year and 2012 Cash-Settled Equity Subaccount shall be credited as follows:

(a) The Committee shall credit the investment subaccounts of the Plan Year Subaccount of the Participant’s Deferral Account with an amount equal to Salary deferred by the Participant during each pay period that begins in the Plan Year for which the Plan Year Subaccount is established on the day such Salary would have been paid, in accordance with the Participant’s election under Section 3.2(a); that is, the portion of the Participant’s deferred Salary that the Participant has elected to be deemed to be invested in a certain Fund shall be credited to the investment subaccount corresponding to that Fund; provided, however, that for Plan Years 2015 and earlier, if a Participant has designated the CNC Stock Fund prior to the Merger Effective Time pursuant to Section 3.2(e) with respect to any Plan Year Subaccount or percentage thereof, then any amounts of Salary credited to the investment subaccounts of such Plan Year Subaccount pursuant to this Section 4.1 (a) shall be credited on the last business day of the month in which such Salary would have been paid. For the avoidance of doubt, beginning Plan Year 2016 the proviso in the prior sentence shall no longer be applicable.

(b) The Committee shall credit the investment subaccounts of the Plan Year Subaccount of the Participant’s Deferral Account with an amount equal to the portion of the Bonus deferred by the Participant for the Plan Year for which the Plan Year Subaccount is established on the day the Bonus or partial Bonus would have been paid, in accordance with the Participant’s election under Section 3.2(a); that is, the portion of the Participant’s deferred Bonus that the Participant has elected to be deemed to be invested in a certain Fund shall be credited to the investment subaccount corresponding to that Fund;

(c) The Committee shall credit the investment subaccounts of the Plan Year Subaccount of the Participant’s Deferral Account with an amount equal to the portion of the Commissions deferred by the Participant paid during the Plan Year for which the Plan Year Subaccount is established on the day the Commissions would have been paid, in accordance with the Participant’s election under Section 3.2(a); that is, the portion of the Participant’s deferred Commission that the Participant has elected to be deemed to be invested in a certain Fund shall be credited to the investment subaccount corresponding to that Fund;

(d) The Committee shall credit the investment subaccounts of the Plan Year Subaccount of the Participant’s Deferral Account with an amount equal to the portion of the Rochdale Deferral deferred by the Participant for the Plan Year for which the Plan Year Subaccount is established on the day the Rochdale Deferral or partial Rochdale Deferral would have been paid, in accordance with the Participant’s election under Section 3.2(a); that is, the portion of the Participant’s deferred Rochdale Deferral that the Participant has elected to be deemed to be invested in a certain Fund shall be credited to the investment subaccount corresponding to that Fund;

(e) The Committee shall credit the investment subaccounts of the 2012 Cash-Settled Equity Subaccount of the Participant’s Deferral Account with an amount equal to the portion of any 2012 Cash-Settled Equity Award deferred by the Participant on the day such 2012 Cash-Settled Equity Award or partial 2012 Cash-Settled Equity Award would have been paid, in accordance with the Participant’s election under Section 3.2(a); that is, the portion of the Participant’s deferred 2012 Cash-Settled Equity Award that the Participant has elected to be deemed to be invested in a certain Fund shall be credited to the investment subaccount corresponding to that Fund;

(f) The Committee shall credit the investment subaccounts of the Plan Year Subaccount of the Participant’s Deferral Account with an amount equal to the portion of any Cash-Settled Equity Award (other than a 2012 Cash-Settled Equity Award) deferred by the Participant for the Plan Year for which the Plan Year Subaccount is established on the day such Cash-Settled Equity Award or partial Cash-Settled Equity Award would have been paid, in accordance with the Participant’s election under Section 3.2(a); that is, the portion of the Participant’s deferred Cash-Settled Equity Award that the Participant has elected to be deemed to be invested in a certain Fund shall be credited to the investment subaccount corresponding to that Fund; and

(g) As of the close of each business day, each investment subaccount of a Participant’s Plan Year Subaccount and 2012 Cash-Settled Equity Subaccount of the Participant’s Deferral Account shall be credited with earnings or losses in an amount determined by multiplying the balance credited to such investment subaccount as of the beginning of the same business day by the Earnings Rate for the corresponding Fund; provided, however, that all cash dividends which are paid on RBC Stock held in the RBC Stock Fund shall be credited in accordance with Section 3.2(e)(vii) on the day such dividends would otherwise be paid.

4.2	Rollovers.

If an individual who was both an active employee of the Bank and a participant in the Prior Plan on December 31, 1999 either (a) executes an “Agreement for Transfer of Policy and Termination of Split-Dollar Life Insurance Agreement” or (b) did not own a life insurance policy that was subject to a Split-Dollar Life Insurance Agreement with the Corporation on December 31, 1999, then his or her account balance under the Prior Plan shall be transferred to an Account established for such individual under this Plan, shall be governed by the terms and conditions of this Plan and shall be referred to as the “Rollover Amount.” A Participant’s Rollover Amount shall be credited to a separate Plan Year Subaccount. A Participant may make separate distribution and investment elections applicable to his or her Rollover Amount in accordance with Articles III and VI of this Plan.

4.3	Profit Sharing Make-Up Contributions.

(a) In the case of a Participant entitled to receive an allocation of Employer Contributions under Paragraph D.2 of Article IV of the CNB Profit Sharing Plan with respect to any Plan Year, such Participant’s Plan Year Subaccount for such Plan Year shall be credited with additional contributions by the Bank or the Corporation at such time and in such amount set forth in this Section 4.3 (“Profit Sharing Make-Up Contributions”).

(b) A Participant shall receive a Profit Sharing Make-Up Contribution for a Plan Year in an amount determined by multiplying (i) the amount of Compensation (as such term is used in the CNB Profit Sharing Plan) that such Participant has elected to defer pursuant to this Plan for such Plan Year, by (ii) the percentage of Compensation (as such term is used in the CNB Profit Sharing Plan) that participants in the CNB Profit Sharing Plan received for such Plan Year as an Employer Contribution.

(c) The Profit Sharing Make-Up Contribution shall be credited to the Participant’s Plan Year Subaccount for the Plan Year to which such Profit Sharing Make-Up Contribution relates, and shall be credited to such Plan Year Subaccount on the day in which an Employer Contribution was made under the CNB Profit Sharing Plan with respect to such Plan Year (but in any event no later than the end of the first Plan Year following the Plan Year to which such Profit Sharing Make-Up Contribution relates).

(d) Each Profit Sharing Make-Up Contribution shall be subject to the deferral elections and investment elections under Article III of this Plan (other than any election under Section 3.1(g) of this Plan) applicable to the Plan Year Subaccount to which such Profit Sharing Make-Up Contribution was credited and shall be invested and distributed in accordance with such elections and Section 6.1(b) of this Plan.

4.4	Prior CIC Agreement Payment Contribution.

(a) In the case of the Participant entitled to receive the Prior CIC Agreement Payment, such Participant’s 2015 CIC Subaccount shall be credited as of the Merger Effective Time. Except as otherwise provided by Section 8.1, the 2015 CIC Subaccount shall be fully vested and nonforfeitable as of the Merger Effective Time and shall be payable in a lump sum within thirty (30) days following the Participant’s Separation of Service, subject to any required delay under Section 409A of the Code in accordance with Section 13(g) of the Employment Agreement (which shall apply to the 2015 CIC Subaccount in lieu of Section 8.9(c) hereof).

(b) The Participant may from time to time designate, using a form, method, or process approved by the Committee, which Fund or Funds (including the RBC Fund) the amounts credited to the 2015 CIC Subaccount will be deemed to be invested in through the date of distribution for purposes of determining the amount of earnings or losses to be credited or debited to his 2015 CIC Subaccount.

(c) The Participant may make an election to change the time and form of payment for amounts credited to his 2015 CIC Subaccount by filing an election with the Bank or its agent, using a form, method, or process approved by the Committee, at least 12 months prior to the date of Participant’s Separation of Service; provided that (i) such election may not take effect until at least 12 months after the date on which the election is made, and (ii) the date on which payment occurs pursuant to such election (or the first date on which a payment occurs, in the case of an election that changes the form of payment from lump sum to installments) must be no less than five years following the date of the Participant’s Separation from Service.

ARTICLE V

VESTING

5.1	Deferral Account.

A Participant’s Deferral Account shall be 100% vested at all times, except as otherwise provided in Section 5.2 hereof.

5.2	Profit Sharing Make-Up Contributions.

The portion of each Plan Year Subaccount attributable to Profit Sharing Make-Up Contributions shall vest in accordance with the vesting provisions for Employer Contribution Accounts under the CNB Profit Sharing Plan, as set forth in Article VI of the CNB Profit Sharing Plan.

ARTICLE VI

DISTRIBUTIONS

6.1	Distribution of Deferred Compensation.

(a) Distribution of the amount credited to each Plan Year Subaccount and the 2012 Cash-Settled Equity Subaccount of the Participant’s Deferral Account that is subject to an in-service distribution election made by the Participant pursuant to Section 3.1 (g) shall be made or shall commence within 90 days following January 1 of the year elected by the Participant in the form elected by the Participant, provided that the Participant is employed by the Bank on January 1 of such year. In the event of the Participant’s Separation from Service for any reason, Disability or death prior to January 1 of a year elected by the Participant for a Plan Year Subaccount or for the 2012 Cash-Settled Equity Subaccount pursuant to Section 3.1(g), the Participant’s in-service distribution election for such Plan Year Subaccount or for the 2012 Cash-Settled Equity Subaccount shall no longer be effective and all of the amounts credited to such Plan Year Subaccount or the 2012 Cash-Settled Equity Subaccount shall be distributed as set forth in the following subsections of this Section 6.1 in accordance with any applicable election by the Participant. In the event of the Participant’s Separation from Service, Disability or death while the Participant is receiving an in-service distribution from one or more Plan Year Subaccounts or from the 2012 Cash-Settled Equity Subaccount in the form of annual installments, such payments will continue as scheduled.

(b) In the event of a Participant’s Separation from Service for any reason, Disability, or death, the amounts credited to each Plan Year Subaccount or the 2012 Cash-Settled Equity Subaccount that is not then in pay status pursuant to an in-service distribution election shall be distributed to the Participant (or his or her Beneficiary) in accordance with this Section 6.1(b) and the Participant’s elections or deemed elections under Section 3.1(h), as follows:

(i) If the Participant has elected a lump sum payment with respect to a Plan Year Subaccount or the 2012 Cash-Settled Equity Subaccount, such payment will be made within 90 days following the Payment Eligibility Date.

(ii) If the Participant has elected payment in installments with respect to a Plan Year Subaccount or the 2012 Cash-Settled Equity Subaccount, the first installment shall be paid within 90 days following the Payment Eligibility Date, and each subsequent quarterly installment shall be paid within 90 days following the first day of the applicable calendar quarter.

(iii) Notwithstanding anything contained in this Section 6.1(b) to the contrary, in the event that the total aggregate amount credited to a Participant’s Deferral Account is less than $25,000 as of the end of the month preceding the Participant’s Payment Eligibility Date for a Plan Year Subaccount or the 2012 Cash-Settled Equity Subaccount, the amounts credited to the Participant’s Deferral Account shall be paid in a cash lump sum payment within 90 days following the Payment Eligibility Date.

(c) [Intentionally Omitted.]

(d) The Participant’s Plan Year Subaccounts and the 2012 Cash-Settled Equity Subaccount shall continue to be credited with Compensation as well as earnings and losses pursuant to Sections 4.1 and 4.2 of the Plan until all amounts credited to his or her Deferral Accounts under the Plan have been distributed.

(e) In the event that a former Participant dies while receiving installment payments under this Plan, any remaining installments shall be paid to the Participant’s Beneficiary as such installments would have otherwise been due to the Participant.

(f) [Intentionally Omitted.]

(g) A Change in Control Event that occurs following the Merger Effective Time shall not accelerate the distribution of amounts credited to Participants’ Deferral Accounts.

6.2	Nonscheduled In-Service Withdrawals.

No nonscheduled in-service withdrawals are permitted under the Plan. In the event that a Participant elects a nonscheduled in-service withdrawal with respect to Grandfathered Amounts in accordance with the terms of the Plan as in effect immediately prior to January 1, 2009, (a) the Participant shall be ineligible to participate in the Plan during the two Plan Years immediately following the Plan Year in which the withdrawal occurs, and (b) any deferral elections made by the Participant for such Plan Years shall terminate.

6.3	Hardship Withdrawals.

Upon written request of a Participant, the Committee may, in its sole discretion, make a lump sum payment to a Participant and/or accelerate the payment of installment payments due to the Participant in order to meet a severe financial hardship to the Participant resulting from (a) a sudden and unexpected illness or accident of the Participant or the Participant’s spouse, beneficiary, or dependent within the meaning of Section 1.409A-3(h)(3) of the Treasury Regulations, (b) loss of the Participant’s property due to casualty or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. However, no payment shall be made under this Section 6.3 to the extent that a hardship is or may be relieved (a) through reimbursement or compensation by insurance or otherwise, (b) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (c) by cessation of future deferrals under the Plan in accordance with Section 1.409A-3(j)(4)(viii) of the Treasury Regulations. The amount of any hardship lump sum payment and/or accelerated amount under this Section 6.3 shall not exceed the lesser of (a) the amount reasonably necessary to meet the immediate financial need created by such hardship or (b) the entire amounts credited to the Participant’s Accounts. The amount of any such payments shall be deducted from the amounts credited to the Participant’s Deferral Account in such order and in such proportions as the Committee may determine in its sole discretion. The remaining amounts credited to a Participant’s Deferral Account shall be distributed in accordance with the Participant’s elections with respect to each Plan Year Subaccount and the 2012 Cash-Settled Equity Subaccount. Any hardship withdrawals under this Section 6.3 shall comply with the requirements of Section 409A of the Code.

6.4	Inability to Locate Participant.

In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the Participant’s Payment Eligibility Date, the amounts allocated to the Participant’s Deferral Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefits, such benefits shall be reinstated without interest or earnings, to the extent permitted by Section 409A of the Code.

6.5	Death Benefit for Certain Participants.

(a) For each Participant who is named in the list attached hereto as Schedule 1, the Bank shall provide life insurance coverage in the amount set forth next to his or her name in Schedule 1, beginning on the date such Participant executes an “Agreement for Transfer of Policy and Termination of Split-Dollar Life Insurance Agreement” and ending on December 31, 2009 (the “Coverage Period”). Such life insurance coverage shall remain in effect throughout the Coverage Period even if the Participant ceases to be employed by the Bank.

(b) The Bank shall provide such life insurance coverage by maintaining a life insurance policy (the “Policy”) on the life of each named Participant. Each such Participant shall be entitled to name a beneficiary (which need not be his or her Beneficiary under this Plan) to receive the portion of the death benefit under the Policy that is equal to the amount set forth as his or her death benefit in Schedule 1 (his or her “Death Benefit”). The Participant may make a beneficiary designation or change a beneficiary designation in writing in accordance with procedures established by the Committee. No beneficiary designation will become effective until it is filed in accordance with the Committee’s procedures. If no beneficiary designation is in effect, the Death Benefit shall be paid to the Participant’s Beneficiary under this Plan. If the actual death benefit under the Policy exceeds the Death Benefit, the excess death benefit under the Policy shall be paid to the Bank.

(c) At the end of the Coverage Period, the Bank shall cease to provide the life insurance coverage described herein and the provisions of this Section 6.5 shall terminate and have no further effect.

ARTICLE VII

ADMINISTRATION

7.1	Committee Action.

The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

7.2	Powers and Duties of the Committee.

(a) The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(i)	To select the funds or portfolios to be the Funds in accordance with Section 3.2(b) hereof;

(ii)	To construe and interpret the terms and provisions of this Plan;

(iii)	To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

(iv)	To maintain all records that may be necessary for the administration of the Plan;

(v)	To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(vi)	To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof; and

(vii)	To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe.

7.3	Construction and Interpretation.

The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Bank and any Participant or Beneficiary. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

7.4	Information.

To enable the Committee to perform its functions, the Bank shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other cause of termination, and such other pertinent facts as the Committee may require.

7.5	Compensation, Expenses and Indemnity.

(a) The members of the Committee shall serve without compensation for their services hereunder.

(b) The Committee is authorized at the expense of the Bank to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Bank.

(c) To the extent permitted by applicable state law, the Bank shall indemnify and save harmless the Committee and each member thereof, the Board of Directors and each member thereof, and delegates of the Committee who are employees of the Bank against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Bank or provided by the Bank under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

7.6	Quarterly Statements.

Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant’s Account as of the last day of each calendar quarter.

7.7	Claims Procedure.

(a) Claim. A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as “Claimant”) may file a written request for such benefit with the Committee, setting forth his or her claim. The request must be addressed to the Committee at the Bank’s principal place of business.

(b) Claim Decision. Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional ninety (90) days for special circumstances. If the claim is denied in whole or in part, the Committee shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (i) the specified reason or reasons for such denial; (ii) the specific reference to pertinent provisions of this Plan on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (v) the time limits for requesting a review under subsection (c).

(c) Request for Review. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review the determination. Such request must be addressed to the Committee, at the Bank’s principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request a review within such sixty (60) day period, he or she shall be barred and estopped from challenging the original determination.

(d) Review of Decision. Within sixty (60) days after the Committee’s receipt of a request for review, after considering all materials presented by the Claimant, the Committee will inform the Claimant in writing, in a manner calculated to be understood by the Claimant, of its decision setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

ARTICLE VIII

MISCELLANEOUS

8.1	Unsecured General Creditor.

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Bank. No assets of the Bank shall be held under any trust, or held in any way as collateral security for the fulfilling of the obligations of the Bank under this Plan, although the Bank may establish one or more grantor trusts subject to Code Section 671 to facilitate the payment of benefits hereunder. Any and all of the Bank’s assets shall be, and remain, the general unpledged, unrestricted assets of the Bank. The Bank’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Bank to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Bank that this Plan and any trust established to facilitate the payment of benefits hereunder be unfunded for purposes of the Code and for purposes of Title I of ERISA.

8.2	Restriction Against Assignment.

The Bank shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Account shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Account be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

8.3	Withholding.

There shall be deducted from each payment made under the Plan or any other compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Bank in respect to such payment or this Plan. The Bank shall have the right to reduce any payment (or other compensation) by the amount of cash sufficient to provide the amount of said taxes.

8.4	Amendment, Modification, Suspension or Termination.

The Bank may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Account. In the event that this Plan is terminated, the distribution of the amounts credited to a Participant’s Deferral Account shall not be accelerated but shall be paid at such time and in such manner as determined under the terms of the Plan immediately prior to termination as if the Plan had not been terminated.(Neither the Policies themselves nor the death benefit described in Section 6.5 shall be treated as allocated to Accounts.) Notwithstanding the foregoing, no amendment of the Plan shall apply to Grandfathered Amounts unless the amendment specifically provides that it applies to such amounts.

8.5	Governing Law.

This Plan shall be construed, governed and administered in accordance with the laws of the State of California.

8.6	Receipt or Release.

Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee, and the Bank. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect within such time as may be specified by the Committee in accordance with applicable law, but in any event no later than 60 days after the first date on which such payment could otherwise be made pursuant to the terms of the Plan.

8.7	Payments on Behalf of Persons Under Incapacity.

In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Bank.

8.8	Headings, etc. Not Part of Agreement.

Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

8.9	Section 409A of the Code.

(a) This Plan shall be interpreted in accordance with Section 409A of the Code and the Treasury Regulations and other Department of Treasury guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any payment or benefit under the Plan may be subject to Section 409A of the Code, the Committee may adopt such amendments to the Plan or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to comply with the requirements of Section 409A of the Code.

(b) Each payment or series of installments under this Plan for any particular Plan Year, Plan Year Subaccount and 2012 Cash-Settled Equity Subaccount shall be considered a single payment for purposes of Section 409A.

(c) If, on the date of a Participant’s Separation from Service, (i) such Participant is a “specified employee” within the meaning of Section 409A of the Code, as determined annually by the Bank in accordance with Section 1.409A-l(i) of the Treasury Regulations , and (ii) the Committee shall make a good-faith determination that a payment or benefit under the Plan constitutes “deferred compensation” within the meaning of Section 409A of the Code the payment (or, in the case of an installment payment, the commencement) of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to preserve the tax treatment intended for such payment or to avoid additional tax, interest, or penalties under Section 409A of the Code, then the Bank shall not pay such amount or commence payment of such installments on the otherwise scheduled payment date, but shall instead pay such amount or commence payment of such installments within the calendar month following the last day of such six-month period and, in the case of an installment payment, shall delay each subsequent installment by six months from the date such installment would otherwise have been paid. Such amount shall be paid without additional interest (other than any earnings or losses credited to the Participant’s Deferral Account in accordance with the Participant’s investment elections), unless otherwise determined by the Committee, in its sole discretion, or as otherwise provided in any applicable agreement between the Bank and the Participant.

(d) A Participant shall be solely responsible and liable for the satisfaction of all taxes, interest, and penalties that may be imposed on such Participant or for such Participant’s account in connection with any payment or benefit under the Plan (including any taxes, interest, and penalties under Section 409A or any corresponding provision of state, local, or foreign law), and the Bank shall have no obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes, interest, or penalties.

(e) If any portion of a Participant’s Deferral Account is required to be included in income by the Participant prior to receipt due to a failure of this Plan to comply with the requirements of Section 409A of the Code, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of (i) the portion of his or her Deferral Account required to be included in income as a result of the failure of the Plan to comply with the requirements of Section 409A of the Code or (ii) the unpaid vested portion of his or her Deferral Account, as permitted under Section 1.409A-3(j)(4)(vii) of the Treasury Regulations.

8.10	Domestic Relations Orders.

If necessary to comply with a domestic relations order, as defined in Section 414(p)(l)(B) of the Code, the Committee shall have the right to make a distribution from the Participant’s Deferral Account to (or establish an account under the Plan for the benefit of) an individual other than the Participant and to accelerate the time of payment to the extent necessary to comply with the domestic relations order, as permitted under Section 409A of the Code and Section 1.409A-3(j)(4)(ii) of the Treasury Regulations.

IN WITNESS WHEREOF, the Bank has caused its duly authorized officer to execute this document this 1st day of November, 2017.

CITY NATIONAL BANK

By:	/s/ Patti Fischer
Patti Fischer
Its:	Senior Vice President Human Resources